EXHIBIT 99.1

                                  News Release

BW Account Number: 1079001

Date:                    September 2, 2004 5:00 P.M., EST
Contact:                 James L. Saner, Sr., President & CEO
                         Mainsource Financial Group (812) 663-0157


                           MainSource Financial Group
                            Announces Restructuring -
                                  NASDAQ, MSFG

MainSource Financial Group (NASDAQ:MSFG) announced today that it will merge all of its Indiana charters into the holding company's lead bank, MainSource Bank, which is headquartered in Greensburg, Indiana. This consolidation is projected to be complete by the end of the third quarter of 2005 and will involve Regional Bank, headquartered in New Albany, Indiana, and its six locations in Clark and Floyd counties; First Community Bank and Trust, headquartered in Bargersville, Indiana and its ten locations throughout Jennings, Johnson, Marion and Bartholomew counties; and Peoples Trust Company, headquartered in Linton, Indiana, and its seven locations in Greene County. Following consolidation, MainSource Bank will have a total of 53 offices in 21 Indiana counties with total assets of approximately $1.4 billion.

James L. Saner, Sr., President and CEO of MainSource Financial Group, stated, "This consolidation of charters is primarily a result of wanting to create greater awareness of the beliefs and core values of MainSource Financial Group. We believe that the consumers of Indiana want a community bank that offers the finest in products and services without sacrificing the personal touch to which they have become accustomed. The decision to merge our banks is a direct response to this need."

Mr. Saner added, "MainSource Bank customers will have more than 50 offices from which to conduct business as well as access to 53 ATM's throughout Indiana. What's more, customers can conduct all lines of business in any of our locations, from traditional banking to insurance, trust and brokerage, making us the customer's "MainSource" for financial services. The variety of products and quality of service combined with local decision making, local employees, and a continued commitment to the communities that we serve is what sets MainSource apart from other financial providers."

In order to accomplish this goal, MainSource Bank will undergo a complete management restructuring over the course of the next twelve months. This management structure will include geographical segmentation of the offices and will provide each defined area with a senior management team led by a Region President. This team will provide local decisions and personalized service to the customers and employees of each office. In addition, MainSource Bank will continue to capitalize on the efficiencies of centralized processes, such as loan support, Marketing and Training efforts as well as Human Resources, Accounting, Audit, Information Technology and other operational functions.

Mr. Saner stated, "Daryl R. Tressler, Chairman, President and CEO of MainSource Bank, will continue to serve as Chairman and CEO of the bank following consolidation. Michael K. Bauer, presently Chairman, President and CEO of Regional Bank, will assume the duties of Executive Vice President for MainSource Bank as well as Region President for the Bank's southern area. In addition, the board members from each affiliate will form the MainSource Bank board. We feel it is important to continue to have input from all of the areas that we serve in order to stay abreast of the local needs and opportunities."

Mr. Tressler stated, "We are preserving most of the current management teams from each affiliate and will take advantage of their strengths. The new management team will be able to stay in touch with their customers and local communities. To be involved in the restructuring of this company is an exciting opportunity and one that our staff has embraced. We are determined to retain our community banking philosophy because we believe it is the cornerstone of our success."


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The cost of the restructuring will be approximately $1.2 million, consisting primarily of costs associated with converting to a common data processing system, contract termination penalties, signage and equipment obsolescence, and some related personnel costs. These costs will be incurred beginning in the fourth quarter of 2004 through the third quarter of 2005. Approximately $500,000 will be recognized in the fourth quarter of 2004, $200,000 in the first quarter of 2005, and the remainder in the third quarter of 2005.

The Company anticipates ongoing annualized savings of $1.4 million once the restructuring is complete. While a small amount of these savings will begin to be realized in the fourth quarter of 2004, the consolidation is expected to generate $750,000 of savings in 2005 with the full $1.4 million being realized in 2006.

This consolidation will allow all of the Company's locations to be identified with the MainSource brand, making it easier to gain awareness of its non-banking lines of business such as insurance, trust and brokerage. For this reason, MainSource Financial Group will also be changing the name of its Illinois affiliate, Capstone Bank, to MainSource Bank of Illinois before the end of 2004. This name change will not result in a consolidation of charters, but will better associate the banking affiliate with the holding company. Capstone Bank will not take part in the aforementioned management restructuring.

MainSource Financial Group, Inc., headquartered in Greensburg, Indiana, is listed on the NASDAQ Stock Market (trading symbol: MSFG) and is a community-focused, multi-bank, financial services oriented holding company with assets of $1.6 billion. Through its five banking subsidiaries, First Community Bank and Trust, Bargersville, Indiana; MainSource Bank, Greensburg, Indiana; Peoples Trust Company, Linton, Indiana; Regional Bank, New Albany, Indiana; and Capstone Bank, Watseka, Illinois, it operates 56 offices in 22 Indiana counties and six offices in three Illinois counties. Through its insurance subsidiary, MainSource Insurance, it operates eight offices in Indiana as well as one in Owensboro, Kentucky.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations. Factors which could cause future results to differ from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of the Company's loan and investment portfolios.

The forward-looking statements included in the press release relating to certain matters involve risks and uncertainties, including anticipated financial performance, business prospects, and other similar matters, which reflect management's best judgment based on factors currently known. Actual results and experience could differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements as a result of a number of factors, including but not limited to, those discussed in the press release.

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 MainSource Financial Group, 201 N. Broadway, P.O. Box 87, Greensburg, IN 47240